INVESTMENT ADVISORY AGREEMENT


                  THIS INVESTMENT ADVISORY AGREEMENT is made as of the __ day of ____________, 2000, by and between QUESTAR FUNDS, INC., a Maryland corporation (the "Company") on behalf of its series the AZZAD/DOW JONES ISLAMIC INDEX FUND (the "Fund") and AZZAD ASSET MANAGEMENT, INC., a Delaware corporation (the "Adviser" or "Azzad").

                              W I T N E S S E T H:

                  WHEREAS, the Company is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

                  WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advice to investment companies; and

                  WHEREAS, the Company, on behalf of the Fund, desires to retain the Adviser to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services.

                  NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

                  1. APPOINTMENT OF ADVISER. The Company hereby employs the Adviser and the Adviser hereby accepts such employment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Board of Directors.

                  2.       DUTIES OF ADVISER.

                           (a) GENERAL DUTIES. The Adviser shall act as
investment adviser to the Fund and shall supervise investments of the Fund in accordance with the investment objective, policies and restrictions of the Fund as set forth in the Fund's governing documents, including, without limitation, the Company's Articles of Incorporation, as amended, and Bylaws, as amended, the prospectus and statement of additional information; any limitations or restrictions imposed by Shari`ah law as interpreted by the Azzad Shari`ah Board, and such other limitations, policies and procedures as the Directors may impose from time to time in writing to the Adviser. In providing such services, the Adviser shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, the Uniform Commercial Code and other applicable law.

                              Without limiting the generality of the foregoing,
the Adviser shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund's assets and the purchase and sale of portfolio securities for the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (I.E., placing the orders); (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Board of Directors and the Azzad Shari`ah Board; (iii) vote proxies for the Fund, file ownership reports under
Section 13 of the Securities Exchange Act of 1934 for the Fund, and take other actions on behalf of the Fund; (iv) maintain the books and records required to be maintained by the Fund except to the extent arrangements have been made for such books and records to be maintained by the Administrator, Transfer Agent or another agent of the Fund; (v) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund's assets which the Board of Directors or the officers of the Fund may reasonably request; and (vi) render to the Board of Directors such periodic and special reports with respect to the Fund's investment activities as the Board may reasonably request, including at least one in-person appearance annually before the Board of Directors.

                           (b) BROKERAGE. The Adviser shall be responsible for
decisions to buy and sell securities for the Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer from the Board of Directors. The Adviser's primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Adviser may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

                           Subject to such policies as the Board of Directors
may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund or accounts for which the Adviser has investment discretion. The Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Fund, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Fund, indicating the broker-dealers to whom such allocations have been made, the amount of such allocation and the basis therefor. The Adviser is also authorized to consider sales of shares as a factor in the selection of brokers or dealers to execute portfolio transactions, subject to the requirements of best price and execution, I.E., that such brokers or dealers are able to execute the order promptly and at the best obtainable securities price.

                              On occasions when the Adviser deems the purchase
or sale of a security to be in the best interest of the Fund as well as of other clients (to the extent that the Adviser may, in the future, have other clients), the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price and execution or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

                  3.       REPRESENTATIONS OF THE ADVISER.

                           (a) The Adviser shall use its best judgment and
efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

                           (b) The Adviser shall maintain all licenses and
registrations necessary to perform its duties hereunder in good order.

                           (c) The Adviser shall conduct its operations at all
times in conformance with the Investment Advisers
Act of 1940, the Investment Company Act of 1940, and any other applicable state and/or self-regulatory organization regulations.

                  4. INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

                  5. ADVISER'S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser or the Board of Directors may desire and reasonably request.

                           6. EXPENSES. If the Adviser has agreed to limit the
operating expenses of the Fund, the Adviser shall also be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limitation.

                              (a) With respect to the operation of the Fund, the
Adviser shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary for the investment management of the Fund, and
(ii) the costs of any special Board of Directors meetings or shareholder meetings deemed by the Board of Directors at the time any meeting is called to be convened for the primary benefit of the Adviser.

                              (b) The Fund is responsible for and has assumed
the obligation for payment of all of its expenses, other than as stated in Subparagraph 6(a) above, including but not limited to: investment advisory and administrative fees and expenses payable to the Adviser or Administrator under the appropriate agreements entered into with the Adviser or the Administrator, as the case may be; fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the Investment Company Act; taxes, if any; a pro rata portion of expenditures in connection with meetings of the Company's shareholders and Board of Directors that are properly payable by the Fund; salaries and expenses of officers and fees and expenses of members of the Board of Directors or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser or the Administrator; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

                           (c) The Adviser may voluntarily absorb certain Fund
expenses or waive the Adviser's own advisory fee.

                           (d) To the extent the Adviser incurs any costs by
assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund to the extent of the Adviser's actual costs for providing such services. In determining the Adviser's actual costs, the Adviser may take into account an allocated portion of the salaries and overhead of personnel performing such services.

                  7.       INVESTMENT ADVISORY FEE.

                           (a) The Fund shall pay to the Adviser, and the
Adviser agrees to accept, as full compensation for all investment and advisory services furnished or provided to the Fund pursuant to this Agreement, an annual investment advisory fee at the rate set forth in Schedule A to this Agreement.

                           (b) The investment advisory fee shall be accrued
daily by the Fund and paid to the Adviser on the first business day of the succeeding month.

                           (c) The initial fee under this Agreement shall be
payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

                           (d) The fee payable to the Adviser under this
Agreement will be reduced as required under any expense limitation applicable to the Fund.

                           (e) The Adviser voluntarily may reduce any portion of
the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

                           (f) Any fee withheld or voluntarily reduced and any
Fund expense absorbed by the Adviser voluntarily or pursuant to an agreed upon expense cap shall be reimbursed by the Fund to the Adviser, if so requested by the Adviser, no later THAN THE FIFTH FISCAL YEAR succeeding the fiscal year of the withholding, reduction or absorption if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses. Such reimbursement may be paid prior to the Fund's payment of current expenses if so requested by the Adviser even if such practice may require the Adviser to waive, reduce or absorb current Fund expenses.

                           (g) The Adviser may agree not to require payment of
any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

                  8. NO SHORTING; NO BORROWING. The Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Adviser agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund's assets in connection with any borrowing not directly for the Fund's benefit. For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

                  9. CONFLICTS WITH THE FUND'S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation, as amended, Bylaws, as amended, the principles of Shari`ah law as interpreted by the Azzad Shari`ah Board, or any applicable statute or regulation, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Fund. In this connection, the Adviser acknowledges that the Directors retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

                  10. REPORTS AND ACCESS. Upon reasonable notice, the Adviser agrees to supply such information to the Administrator and to permit such compliance inspections by the Administrator as shall be reasonably necessary to permit the Administrator to satisfy its obligations and respond to the reasonable requests of the Directors. Any such information supplied by the Adviser, and any such compliance inspections conducted by the Administrator, shall be supplied or conducted, as the case may be, at a mutually agreed upon time.

                  11. SHAREHOLDER LIST. The Adviser shall have access to a current list of shareholders of the Fund at any time to solicit proxies on behalf of its Fund.

                  12.      ADVISER'S LIABILITIES AND INDEMNIFICATION.

                           (a) The Adviser shall have responsibility for the
accuracy of the statements in the Fund's offering materials (including the prospectus, the statement of additional information, advertising and sales materials) relating to the Adviser's business, and shall have no liability for information supplied by the Administrator or the Fund or another third party for inclusion therein. The Adviser shall be given reasonable time to review and comment upon any such offering materials.

                           (b) The Adviser shall be liable to the Fund for any
loss (including brokerage charges) incurred by the Fund as a result of any investment made by the Adviser that is not in accordance with the Fund's objectives and policies as set forth in the Fund's offering documents or in violation of any applicable securities laws.

                           (c) In the absence of willful misfeasance, bad faith,
gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                           (d) Each party to this Agreement shall indemnify and
hold harmless the other party and the shareholders, directors, trustees, officers and employees of the other party (any such person, an "Indemnified Party") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or nonperformance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

                           (e) No provision of this Agreement shall be construed
to protect any Director of the Company or officer of the Fund, or officer or director of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

                  13. NON-EXCLUSIVITY; TRADING FOR ADVISER'S OWN ACCOUNT. The Adviser may act as investment adviser for any other person, and shall not in any way be limited or restricted from having, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Adviser expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Adviser will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act of 1940 and has been approved by the Company's Board of Directors.

                  14. TERM. This Agreement shall become effective on the effective date of the Fund's prospectus filed with the SEC and shall remain in effect for a period of two (2) years thereafter, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Company's Board of Directors or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Directors of the Company who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings as set forth in the Investment Company Act.

                  15.      TERMINATION; NO ASSIGNMENT.

                           (a) This Agreement may be terminated by the Fund at
any time without payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to the Adviser, and by the Adviser upon sixty (60) days' written notice to the Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Fund's affairs and, at the request of the Board of Directors, transfer any and all books and records of the Fund maintained by the Adviser on behalf of the Fund.

                           (b) This Agreement shall terminate automatically in
the event of any transfer or assignment thereof, as defined in the Investment Company Act.

                  16. OWNERSHIP OF THE NAME OF THE FUND. The parties to this Agreement hereby acknowledge that the prefix to the name of the Fund, "Azzad", is the exclusive property of the Adviser and is not the property of the Fund. In the event that this Agreement is terminated by either party to this Agreement, the Fund, to the extent that it continues to exist, shall discontinue the use of the name "Azzad" and change its name within thirty (30) days of such termination.

                  17. RIGHTS TO THE USE OF THE DOW JONES ISLAMIC INDEX. The Fund acknowledges that the Adviser holds a license from the Dow Jones with respect to the use of the Dow Jones Market Extra Liquid Index, a sub-index of the Dow Jones Islamic Market Index, and that this Agreement does not grant any rights to the Fund in that License. To the extent this Agreement is terminated, the Fund will have no further rights to the use of that license and agrees to immediately take steps to discontinue use thereof.

                  18. MERGER INTO SERIES OF NEW INVESTMENT COMPANY. The Fund acknowledges that the Adviser may in the future recommend that the Fund solicit a proxy of shareholders to approve a merger of the Fund into a newly-created series of an Azzad registered investment company. The Fund agrees to take reasonable steps to obtain board aproval of any such solicitation.

                  19. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

                  20. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                  21. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

     QUESTAR FUNDS, INC.                          AZZAD ASSET MANAGEMENT, INC.
on behalf of its series,
Azzad/Dow Jones Islamic Index Fund


By:_______________________ By:__________________________________
Name:                               Name:
Title:                              Title:









                                   SCHEDULE A
                                   ----------

                                 ANNUAL FEE RATE
                                 ---------------



       Azzad/Dow Jones Islamic Index Fund 1.0% of average daily net assets

                              DISTRIBUTION PLAN OF
                       AZZAD/DOW JONES ISLAMIC INDEX FUND
                             PURSUANT TO RULE 12B-1

                  Distribution Plan, (the "Plan") of Azzad/Dow Jones Islamic Index Fund (the "Fund"), a series of Questar Funds, Inc. (the "Corporation"), a Maryland corporation.

                  WHEREAS, the Fund and AmeriMutual Funds Distributors, Inc. (the "Distributor"), a broker-dealer registered under the Securities Exchange Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor will act as principal underwriter of shares of the Fund for sale to the public;

                  WHEREAS, the Directors of the Corporation have determined to adopt this Distribution Plan (the "Plan") on behalf of the Fund, in accordance with the requirements of the Investment Company Act of 1940, as amended (the "Act") and have determined that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

                  NOW, THEREFORE, the Fund hereby adopts the Plan on the following terms and conditions:

                  (1) The Fund shall reimburse the Distributor, at the end of each month, up to a maximum on an annual basis of 0.25% of the average daily value of the net assets of the Fund, subject to any applicable restrictions imposed by rules of the National Association of Securities Dealers, Inc., for distribution expenditures incurred by the Distributor in connection with the sale and promotion of the Fund and the furnishing of services to shareholders of the Fund. Such expenditures shall consist of: (i) commissions to sales personnel for selling shares of the Fund; (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into agreements with the Distributor in the form of the Dealer Agreement for National Affiliated Investment Companies for services rendered in connection with the sale and distribution of shares of the Fund; (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to the Fund; (v) the costs of preparing and distributing promotional materials; (vi) the cost of printing the Fund's Prospectus and Statement of Additional Information for distribution to potential investors; and (vii) such other similar services that the Directors of the Corporation determine are reasonably calculated to result in sales of shares of the Fund; provided, however, that a portion of such amount paid to the Distributor, which portion shall be equal to or less than 0.25% annually of the average daily net assets of the Fund shares, may be paid for reimbursing the costs of providing services to shareholders, including assistance in connection with inquiries related to shareholder accounts (the "Service Fee").

     Amounts paid or payable by the Fund under this Plan or any agreement with any person or entity relating to the implementation of this Plan ("related agreement") shall only be used to pay for, or reimburse payment for, the distribution expenditures described in the preceding paragraph and shall, given all surrounding circumstances, represent charges within the range of what would have been negotiated at arm's-length as payment for the specific sales or promotional services and activities to be financed hereunder and any related agreement, as determined by the Directors, in the exercise of reasonable business judgment, in light of fiduciary duties under state law and Sections 36(a) and (b) of the Act and based upon appropriate business estimated and projections.

                  (2) At least quarterly in each year the Plan remains in effect, the Fund's Principal Financial Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Fund, shall prepare and furnish to the Directors for their review, and the Directors shall review a written report complying with the requirements of Rule 12b-1 under the Act regarding the amounts expended under the Plan and the purposes for which such expenditures were made.

                  (3) This Plan shall not take effect until it, together with any related agreements, have been approved by a vote of at least a majority of the Directors, as well as a vote of at least a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any related agreements (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on the Plan or any related agreement, and the Plan shall not take effect with respect to the Fund until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the Act) of the Fund.

                  (4) This Plan shall remain in effect for one year from the date of its execution and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Directors, as well as a majority of the Disinterested Directors. This Plan may be amended at any time, provided that (a) the Plan may not be amended to increase materially the amount of the distribution expenses provided in Paragraph 1 hereof (including the Service Fee) without the approval of at least a majority of the outstanding voting securities (as defined in the Act) of the Fund and (b) all material amendments to this Plan must be approved by a vote of the Directors and the Disinterested Directors cast in person at a meeting called for the purpose of such vote.

                  (5) While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Disinterested Directors then in office.

                  (6) Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination, without penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund on not more than 60 days' written notice to the other party to the agreement, and (b) such agreement shall terminate automatically in the event of its assignment.

                  (7) This Plan may be terminated at any time by a vote of a majority of the Disinterested Directors or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund. In the event this Plan is terminated or otherwise discontinued, no further payments hereunder will be made by the Plan.

                  (8) The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 2 hereof, and any other information, estimates, projections and other materials that serve as a basis therefor, considered by the Directors, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.




Adopted as of the ____
day of _________, 2000.